Exhibit 5


                              December 5, 2002


New England Business Service, Inc.
500 Main Street
Groton, MA 01471

Ladies and Gentlemen:

     I am Vice President, General Counsel and Secretary of New England Business Service, Inc., a Delaware corporation (the "Company"), and am issuing this opinion in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), for the purpose of registering with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), (1) 1,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), issuable upon the exercise of options which may be granted under the NEBS 2002 Equity Incentive Plan (the "Plan"), or upon the grant of restricted stock or other stock-based awards under the Plan, and (2) the Preferred Stock Purchase Rights which currently are attached to and trade with the Shares in accordance with the terms of the Amended and Restated Rights Agreement dated as of October 27, 1989, as amended as of October 20, 1994 (the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A., as successor rights agent (the "Rights").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of (1) the Registration Statement as filed with the Commission on the date hereof,
(2) the Plan, (3) the Company's Certificate of Incorporation and By-laws, each as currently in effect, (4) a specimen certificate representing the Shares (the "Specimen Certificate"), (5) certain resolutions adopted by the Company's Board of Directors relating to the issuance of the Shares, the Rights associated therewith, and certain related matters, and (6) the Rights Agreement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such other documents, records, certificates and other instruments as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and I have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.
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     I have assumed for purposes of this opinion that each
option or award agreement setting forth the terms of each grant of options or other awards under the Plan is consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Shares delivered pursuant to the Plan will be in an amount at least equal to the par value of such Shares. I have also assumed that, upon issuance, the stock certificates evidencing the Shares will conform to the Specimen Certificate.

     I am admitted to the practice of law in the Commonwealth of Massachusetts. I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinion stated herein. I am not licensed to practice law in the State of Delaware.

     Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance by the Company and, when such Shares have been paid for and certificates therefor have been issued and delivered in accordance with the terms of the Plan and the applicable option or award agreement, such Shares will be validly issued, fully paid and nonassessable, and the Rights attached thereto will be validly issued.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

     This opinion is furnished by me, as counsel to the Company, in connection with the filing of the Registration Statement with the Commission and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without my prior written permission.

                    Very truly yours,

                    CRAIG BARROWS

                    Craig Barrows
                    Vice President, General Counsel &
                    Secretary
                    New England Business Service, Inc.

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